Collective Brands Announces Substantial Reduction in Damage Award in adidas Matter

TOPEKA, KS -- 09/12/2008 -- Collective Brands, Inc. (the "Company") (NYSE: PSS) today announced that the Court has entered a judgment in the adidas trademark infringement case that dramatically reduces the monetary award against the Company from the $305 million awarded by the jury in May. The Court reduced the award by more than 75% to $65.3 million.

Matthew E. Rubel, Chairman and CEO of Collective Brands, Inc., said, "We are pleased that the Court has recognized that the jury award was unsupportable and excessive and has reduced the amount to a more reasonable level. While we believe the resulting judgment remains excessive, it is a step in the right direction. After taking time to review this decision, we will move forward with our approach to appeal what we still believe to be an incorrect decision."

Collective Brands, Inc. is proud to have built a company of great brands with over 31,000 employees and tens of millions of customers. The Company's Payless ShoeSource unit is focused on democratizing fashion in footwear -- delivering to customers the latest fashion, styles and ideas in footwear for the entire family, at great value. This is a cornerstone of the Company's business model.

About Collective Brands, Inc.

Collective Brands, Inc. (NYSE: PSS) is a leader in bringing compelling lifestyle, fashion and performance brands for footwear and related accessories to consumers worldwide. The Company operates three strategic units covering a powerful brand portfolio, as well as multiple price points and selling channels including retail, wholesale, ecommerce and licensing. Collective Brands, Inc. includes Payless ShoeSource, focused on democratizing fashion and design in footwear and accessories through its more than 4,500-store retail chain, with its brands American Eagle™, Airwalk®, Dexter®, Champion® and designer collections Abaeté for Payless™, Lela Rose for Payless™ and alice + olivia for Payless™, among others; Stride Rite, focused on lifestyle and athletic branded footwear and high-quality children's footwear sold primarily through wholesaling, with its brands including Stride Rite®, Keds®, Sperry Top-Sider®, Robeez®, and Saucony®, among others; and Collective Licensing International, the brand development, management and global licensing unit, with such youth lifestyle brands as Airwalk®, Vision Street Wear®, Lamar®, Sims®, LTD®, genetic®, Dukes™, Rage®, Ultra-Wheels®, and Skate Attack®. Information about, and links for shopping on, each of the Collective Brand's units can be found at http://www.collectivebrands.com.

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Mardi Larson
612-928-0202